Exhibit 21.1

Exhibit 21.1 - Subsidiaries of the Company

Entity Name	Jurisdiction of Incorporation
5D Information Management, Inc.	Delaware
Arryx, Inc.	Nevada
Global Med Technologies, Inc.	Colorado
Haemonetics (Hong Kong) Limited	Hong Kong
Haemonetics (UK) Limited	United Kingdom
Haemonetics Asia Incorporated	Delaware
Haemonetics Asia UK Ltd.	United Kingdom
Haemonetics Australia PTY Ltd.	Victoria
Haemonetics Belgium NV	Belgium
Haemonetics BV	Netherlands
Haemonetics Canada Ltd.	British Columbia
Haemonetics CZ, spol. s.r.o.	Czech Republic
Haemonetics France S.a.r.l	France
Haemonetics GmbH	Germany
Haemonetics Handelsgesellschaft m.b.H.	Austria
Haemonetics Healthcare India Private Limited	India
Haemonetics Hospitalar Ltda.	Brazil
Haemonetics International Finance S.a.r.l.	Luxembourg
Haemonetics International Holdings GmbH	Switzerland
Haemonetics IP HC Sarl	Switzerland
Haemonetics Italia s.r.l.	Italy
Haemonetics Japan GK	Japan
Haemonetics Korea, Inc.	Seoul, Korea
Haemonetics Limited	United Kingdom
Haemonetics Malaysia Sdn. Bhd.	Malaysia
Haemonetics Manufacturing, Inc.	Delaware
Haemonetics (Shanghai) Management Co. Ltd. (formerly known as: Haemonetics Medical Devices (Shanghai) International Trading Co., Ltd.)	Shanghai,China
Haemonetics Mexico Manufacturing, S.de R.L. de C.V.	Mexico
Haemonetics New Zealand Limited	New Zealand
Haemonetics Produzione Italia S.r.l.	Italy
Haemonetics Puerto Rico LLC	Puerto Rico
Haemonetics S.A.	Switzerland
Haemonetics Scandinavia AB	Sweden
Haemonetics Singapore Pte. Ltd.	Singapore
Haemoscope Corporation	Massachusetts
Inlog SAS	France
Inlog Holdings France SAS	France